SAFE TECHNOLOGIES RECENT MANAGEMENT CHANGES

PALM BEACH, Fla., September 12, 2002 /PRNewswire/ -- Safe Technologies International, Inc. (OTC Bulletin Board: SFAD - news) issued a statement today.

Michael J Posner, President, said, "Safe Technologies, like other public companies, is working diligently to expand its scope of operations. We as a management team are working judicially to analyze situations and react appropriately."

"As such, I am pleased to introduce our new Chief Financial Officer, Stephen Durland. Mr. Durland has an extensive career as a Certified Public Accountant in twelve states, is a published author of business books relating to public companies and their SEC accounting practices, and is the past financial officer of several prestigious companies, including Ocwen Financial Corporation. Mr. Durland will also be temporarily assuming the CEO duties of Barbara Tolley."

Ms. Tolley said "I decided to resign from active management of SFAD in order to facilitate the introduction of `new blood' into the Company's senior management, who can bring the Company to new levels. I will continue to be keenly interested in the progress of SFAD, as a shareholder, and will be available to assist in any transitional duties."

Mr. Posner concluded "Current Management has brought SFAD to new heights in its fifteen year history. We still have many shareholders who were among the first shareholders in the Company. Management believes that SFAD, with one of the largest shareholder bases among the OTC companies, has even greater plateaus yet to come."

"We intend to add additional new members to our Management team in the near future, and will keep our shareholders apprised of our efforts. In addition to adding experienced management at all levels of operation, we intend to aggressively pursue acquisitions which we can grow into important contributors to our profitability in the years ahead, years which we view as having unparalleled growth potentials and opportunities."

FORWARD LOOKING STATEMENTS: This news release may contain forward looking statements pursuant to the provisions of the Private Securities Litigation Reform Act of 1995, as amended, that may involve risks and uncertainties. These and other risks are described from time to time in the SEC reports filed by Safe Technologies International, Inc.

SOURCE: Safe Technologies International, Inc.
CONTACT: investor.relations@safetechnologies.com
TEL: 561-832-2700
HTTP://www.safetechnologies.com